AMENDMENT NO. 3

TO THE

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated as of December 22, 2020, amends the Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2020, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM International Mutual Funds (Invesco International Mutual Funds), a Delaware statutory trust is hereby amended as follows:

W I T N E S S E T H:

WHEREAS, the Trust desires to amend the Agreement to remove Invesco Select Opportunities Fund;

NOW, THEREFORE, the parties agree that;

1.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

“ APPENDIX A

TO

SECOND AMENDED AND RESTATED

MASTER ADMINISTRATIVE SERVICES AGREEMENT OF

AIM INTERNATIONAL MUTUAL FUNDS (INVESCO INTERNATIONAL MUTUAL FUNDS)

Portfolios	Effective Date of Agreement

Invesco Advantage International Fund	May 24, 2019

Invesco Asia Pacific Growth Fund	July 1, 2006

Invesco European Growth Fund	July 1, 2006

Invesco Global Focus Fund	May 24, 2019

Invesco Global Fund	May 24, 2019

Invesco Global Growth Fund	July 1, 2006

Invesco Global Opportunities Fund	May 24, 2019

Invesco International Core Equity Fund	July 1, 2006

Invesco International Equity Fund	May 24, 2019

Invesco International Growth Fund	July 1, 2006

Invesco International Select Equity Fund	December 21, 2015

Invesco International Small-Mid Company Fund	May 24, 2019

Invesco MSCI World SRI Index Fund	June 30, 2016

Invesco Oppenheimer International Growth Fund	May 24, 2019

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Invesco Fund Complex Net Assets**
0.0175%	First $ 100 billion
0.0150%	Next $100 billion
0.0135%	Next $100 billion
0.0125%	Next $100 billion
0.010%	Over $400 billion

*	The fee will be paid monthly at 1/12 of the annualized effective fee rate based on the average assets under management of the Invesco Fund Complex Net Assets of the prior month.
**	Invesco Fund Complex Net Assets means the aggregate monthly net assets of each mutual fund and closed-end fund in the Invesco Fund complex overseen by the Invesco Funds Board.

2.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers on the date first written above.

INVESCO ADVISERS, INC.

By:	/s/ Jeffrey H. Kupor
Jeffrey H. Kupor
Senior Vice President & Secretary

AIM INTERNATIONAL MUTUAL FUNDS
(INVESCO INTERNATIONAL MUTUAL FUNDS)

By:	/s/ Jeffrey H. Kupor
Jeffrey H. Kupor
Chief Legal Officer, Senior Vice
President & Secretary

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